Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-264769

Prospectus Supplement No. 15

(to Prospectus dated May 13, 2022)

Up to 12,380,260 Shares

CBL & ASSOCIATES PROPERTIES, INC.

Common Stock

This prospectus supplement (“Prospectus Supplement No. 15”) is being filed to update and supplement the information contained in the prospectus dated May 13, 2022 (as supplemented to date, the “Prospectus”) related to the resale or other disposition by the selling stockholders (the “Selling Stockholders”) identified in the Prospectus of up to an aggregate of 12,380,260 shares of common stock, par value $0.001 per share, of CBL & Associates Properties, Inc. (“CBL,” the “Company,” ”we,” “our” or “us”), with the information contained in Items 3.03 and 5.03 of our Current Report on Form 8-K dated February 15, 2023, filed with the Securities and Exchange Commission (“SEC”) on February 21, 2023 (the “February 15, 2023 Form 8-K”). Accordingly, we have attached the February 15, 2023 Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “CBL.” On February 17, 2023, the last sale price of our common stock, as reported on the NYSE was $26.59 per share.

We are not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders. We have agreed to bear all fees and expenses (excluding any underwriting discounts or commissions or transfer taxes, if any, of any Selling Stockholder) incident to the registration of the securities covered by the Prospectus.

Investing in us involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and in any applicable prospectus supplement for a discussion of the risks that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 21, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2023

CBL & ASSOCIATES PROPERTIES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee		37421-6000
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 423 855-0001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value, with associated Stock Purchase Rights	CBL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

(a)
The information set forth below in Item 5.03 of this report is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)
On February 15, 2023 and effective immediately, the Board of Directors of CBL & Associates Properties, Inc. (herein the “Company” or “CBL”), pursuant to the recommendation of the Board’s Nominating/Corporate Governance Committee as part of its periodic review of corporate governance matters and in connection with new Securities and Exchange Commission (“SEC”) rules regarding the use of “universal” proxy cards in contested elections, approved certain amendments to Sections 2.7, 3.2 and 3.5 of the of the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”). These amendments (collectively, the “Amendment”), among other things:
•
update the procedural mechanics and disclosure requirements in connection with shareholder nominations of directors and submissions of proposals, including to address rules related to the use of “universal” proxy cards under SEC Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by clarifying that no person may solicit proxies in support of a director nominee other than the Board’s nominees unless such person has complied with SEC Rule 14a-19, including applicable notice and solicitation requirements;
•
add a requirement, in connection with the foregoing, that a shareholder submitting a nomination notice make a representation as to whether such shareholder intends to solicit proxies in support of their nominees from the holders of at least 67% of the voting power of the Company’s outstanding stock entitled to vote in the election of directors, and deliver reasonable evidence of compliance with the requirements of SEC Rule 14a-19 at least eight (8) business days prior to the applicable meeting;
•
require that a shareholder soliciting proxies from other shareholders on any matter use a proxy card color other than white;
•
clarify the procedures to be followed in connection with any voluntary resignation by a director of the Company; and
•
make certain other technical and conforming revisions and clarifications.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment to the Company’s Fourth Amended and Restated Bylaws, which is attached as an exhibit to this report and is incorporated by reference herein. The Board of Directors also authorized the senior officers of the Company to prepare and file a restatement of the Bylaws (which will be designated the Fifth Amended and Restated Bylaws of the Company) to incorporate the changes made in the Amendment.

Item 9.01 Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description
3.1	Amendment, dated February 15, 2023, to Fourth Amended and Restated Bylaws of CBL & Associates Properties, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

Date:	February 21, 2023	By:	/s/ Jeffery V. Curry
Jeffery V. Curry Chief Legal Officer and Secretary

Exhibit 3.1

AMENDMENT NO. 1

TO THE FOURTH AMENDED AND RESTATED BYLAWS

OF

CBL & ASSOCIATES PROPERTIES, INC.

Effective February 16, 2023

Subparagraph (v) of Section 2.7(a) of the Fourth Amended and Restated Bylaws (the “Bylaws”) is hereby renumbered as subparagraph (vi), and the following is inserted immediately preceding such renumbered subparagraph (vi) as new subparagraph (v):

(v) Any stockholder directly or indirectly soliciting proxies from other stockholders in support of proposed business pursuant to this Section 2.7(a) must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

The second grammatical sentence of Section 3.2(a) of the Bylaws is hereby deleted in its entirety and the following is inserted in lieu thereof:

Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board (or, in the case of a special meeting, by the stockholders in the case of a Stockholder Requested Meeting called pursuant to Section 2.2) or (ii) by any stockholder of the Corporation (x) who is a stockholder of record on each of the date of the giving of the notice provided for in this Section 3.2, the record date for the determination of stockholders entitled to vote at such meeting and the date of such meeting, (y) who is entitled to vote in the election of directors at such meeting and (z) who complies with the notice procedures set forth in this Section 3.2 provided, in the case of a special meeting, that the Board (or the stockholders in the case of a Stockholder Requested Meeting pursuant to Section 2.2) has determined that directors shall be elected at such special meeting).

Section 3.2(b) of the Bylaws is hereby amended by replacing the semicolon appearing at the end of Section 3.2(b) with a period, and adding the following as an additional grammatical sentence at the end of Section 3.2(b) following such period:

For the avoidance of doubt, no stockholder that has provided timely notice of a director nomination pursuant to the requirements of these Bylaws shall be permitted to submit any additional or substitute nominations of persons for election as directors following the expiration of the time periods set forth in this Section 3.2(b).

Section 3.2(c) of the Bylaws is hereby deleted in its entirety and the following Section 3.2(c) is inserted in lieu thereof:

(c) Notwithstanding anything in paragraph (b) to the contrary, (i) the number of directors nominated by a stockholder may not exceed the number of directors that constitute the Whole Board at the time of any such nomination (or, if applicable, such greater or lesser number of directors to be elected at the applicable annual or special meeting) and (ii) if the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the ninetieth (90th) day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

Clause (M) of Section 3.2(d)(ii) of the Bylaws is hereby deleted in its entirety and the following Clause (M) is inserted in lieu thereof:

(M) a statement of whether such stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to deliver a proxy statement and form of proxy to solicit the holders of at least 67% of the voting power of shares entitled to vote in the election of directors in support of director nominees other than the Corporation’s nominees in accordance with the requirements of Rule 14a-19 promulgated under the Exchange Act (“Rule 14a-19”) and Section 3.9(g) of these Bylaws in connection with any such solicitation

Section 3.2(g) of the Bylaws is hereby deleted in its entirety and the following Section 3.2(g) is inserted in lieu thereof:

(g) In addition to the provisions of this Section 3.2, a stockholder providing notice of a director nomination shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein; provided, however, that any references herein to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 3.2 and compliance with this Section 3.2 shall be the exclusive means for a stockholder to make nominations. In particular and without limiting the foregoing sentence, notwithstanding any other provisions of this Section 3.2, unless otherwise required by law, (i) no stockholder shall solicit proxies in support of a nominee for election as a director proposed pursuant to this Section 3.2 unless such stockholder has compiled with Rule 14a-19 in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner and (ii) if such stockholder (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner, then the Corporation shall disregard any proxies or votes solicited for such proposed nominee. If any stockholder providing notice as to nominations pursuant to this Section 3.2 provides notice pursuant to Rule 14a-19(b), then such stockholder shall (x) promptly notify the Corporation if it subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) and (2) deliver to the Corporation, no later than eight (8) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3).

Section 3.2(h) of the Bylaws is hereby renumbered as Section 3.2(i), and the following is inserted immediately preceding such renumbered Section 3.2(i) as new Section 3.2(h):

(h) Any stockholder directly or indirectly soliciting proxies from other stockholders in support of proposed nominees for election as directors pursuant to this Section 3.2 must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 3.5 of the Bylaws is hereby deleted in its entirety and the following Section 3.5 is inserted in lieu thereof:

Section 3.5 Removal or Resignation of Directors. Any director or the entire Board may be removed from office, with or without cause as set forth in the Certificate of Incorporation. A director may resign at any time; provided, however, that any such resignation must be given in the form of a written notice (which may be provided by electronic transmission) delivered to the Secretary of the Corporation and shall be effective at the time such notice is received by the Secretary of the Corporation or at such later time as may be specified therein.